Exhibit 99.1

Baldwin Announces $3.9 Million Net Income

SHELTON, Conn.--(BUSINESS WIRE)--November 11, 2009--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, today reported its financial results for the Company’s fiscal first quarter ended September 30, 2009.

Highlights

  Net income of $3.9 million, or $0.25 per diluted share
  Year-over-year reduction of operating expenses by 25% (net of non-routine charges)
  $9.6 million settlement of patent infringement case
  Reduced net debt from $16.2 million at September 30 to $6.7 million in October
  Company is in full compliance with covenant targets in amended credit agreement
  Introduced new product applications for the packaging industry

First Quarter Fiscal 2010 Financial Results

The Company reported net sales of $36.2 million for the first quarter, compared to net sales of $38.3 million in the fourth quarter of fiscal 2009 and $55.9 million for the first quarter of the prior year. Currency effects reduced sales by $0.5 million, or 1% from the same quarter of the prior year.

Net income for the first quarter was $3.9 million or $0.25 per diluted share, compared to net income of $1.2 million or $0.08 per diluted share for the comparable quarter in the prior year. Current year net of tax results reflect a gain of $6.7 million from the settlement of a patent infringement action, as well as expenses associated with debt financing of $0.8 million and investigation costs of $0.6 million related to certain internal control matters as reported in the Company’s 2009 Report on Form 10-K. Excluding these items, the Company would have reported a net loss of $1.4 million.

EBITDA as reported was $8.1 million for the first quarter. Adjusted EBITDA, which the Company defines as earnings (loss) before interest, taxes, depreciation, amortization, restructuring and other non-routine items, as shown in the attached schedule, was ($0.2) million for the quarter, compared to $3.6 million in the same quarter of FY2009.

Cash flow from operations in the quarter was ($1.2) million compared to ($2.1) million in the first quarter of the prior year.

Orders for the quarter were approximately $34.3 million, compared to $60.0 million in first quarter of the prior year, a decrease of 43%. Backlog as of September 30, 2009 was $37.8 million compared to $39.7 million at June 30, 2009 and $52.3 million at September 30, 2008.

Please refer to the attached schedule, “Non-GAAP Statements of Operations,” for a reconciliation of GAAP results to adjusted results.

Settled Patent Infringement Case

The Company entered into a settlement agreement with a German competitor on September 24, 2009, which provided for the Company to receive €6.5 million ($9.6 million) in full settlement of its patent infringement suit. The Company received the settlement funds on October 12th, after the balance sheet date. This settlement resolved a long-standing dispute between the parties concerning patent infringement, patent validity and the alleged amount of damages.

Improved Balance Sheet

As a result of the settlement discussed above, net of the first quarter results, the Company’s equity increased to $55 million at September 30, 2009 from $47.6 million at June 30, 2009. The proceeds from the settlement, net of taxes and expenses, were applied to repayment of a portion of the Company’s term loan in Germany. Net debt was reduced from $16.2 million reported on September 30 to $6.7 million in October; the ratio of funded debt to total capital improved from 37.0% at June 30 to 26.9%, and our debt to equity ratio improved from 58.8% at June 30, 2009 to 36.8% after the debt repayment.

Amended Credit Facility

As previously reported, the Company entered on July 31st into an amendment to its credit agreement with Bank of America as the lead bank. The Company is in full compliance with the revised covenants of the agreement.

Released New Product Applications for the Packaging Industry

The Company released a new product application of its process automation technology in the packaging industry opening up opportunities in a new market segment.

Introduced New Products and Alliances at Trade Shows

In September, the Company introduced its new COBRA spray dampening technology at IFRA Expo India and, in October, showed a range of new process automation systems at JGAS in Japan. Also in October, at IFRA Expo 09 in Austria, the Company announced its latest alliances with other leading manufacturers and continued the roll-out of its Just Ask! global campaign, introduced at Print 09 in Chicago in September.

Announced Significant Events

  Baldwin Announces New Press Equipment Orders (October 26, 2009)
  Baldwin and technotrans end Patent Dispute (September 25, 2009)
  Baldwin Expands Blending and Packaging Facility (September 10, 2009)
  Baldwin Chairman Receives Soderstrom Award (September 2, 2009)
  Baldwin Signs Agreement with Q.I. Press Controls for Exclusive Representation in Japan (July 16, 2009)
  Baldwin Selected for Middle East Upgrade Project (July 30, 2009)

Additional details, copies of these releases and other news can be found at www.baldwintech.com.

Comments

President and CEO Karl S. Puehringer said, “Based on historical quarterly run rates, where the first quarters have traditionally been the lowest, this first quarter revenue of $36.2 million gives us an indication that our quarterly revenues will be improving going forward. In addition, we have made great progress to adjust cost structure and capacities to an unprecedented decline in demand for printing equipment. The 2009 cost reductions and restructurings are now completed and providing the anticipated benefits. Year-over-year we lowered our operating expense by 25% and adjusted our headcount by 21%. We strengthened our position by expanding our network of alliances and by making inroads with our technology in the growing emerging markets. Additionally, we are growing our space by successfully applying our know-how in the packaging markets. Leveraging our well-recognized global brand and leading market position to continue developing alliances and sales into emerging countries is providing results that will help drive organic growth in the current environment. We are excited about the opportunities that lie ahead of us.” Puehringer added.

Vice President and CFO John P. Jordan said, “Our decisive actions ahead of the curve last year reset our cost structure for reduced activity levels. Operating expenses during the quarter were $11.1 million, net of the $0.9 million investigation cost, compared to $14.8 million in the same quarter last year. Aggressive working capital management generated $1.9 million in cash from working capital during the quarter. We continue to control cost levels to fit the business model and are minimizing our investment in working capital. Additionally, settlement of the patent infringement lawsuit and the credit agreement amendment executed on July 31 provide the liquidity to carry out our operating plan and strengthen the balance sheet. We used the proceeds during October to reduce net debt to $6.7 million from $16.2 million at September 30, 2009. We have also addressed the issues that gave rise to the investigation discussed in the Company’s Form 10-K and will continue to expect absolute integrity in all aspects of the Company’s management and operations,” Jordan concluded.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financials measures in maintaining and evaluating the Company’s on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Conference Call and Webcast

The Company will host a conference call to discuss the financial results and business outlook today at 11:00 AM Eastern Time. Call in information is below:

Conference Call Access:
Domestic: (800) 619-4043
International: (415) 228-5043
Passcode: Baldwin Q1

Rebroadcast Access:
Domestic: (866) 356-4351
International: (203) 369-0104
Passcode: #6484

An archived webcast of the conference call will also be available on the Company’s web site http://www.baldwintech.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=151978 .

Leading the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John P. Jordan.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and related consumables. For more information, visit http://www.baldwintech.com

A profile for investors can be accessed at www.hawkassociates.com/profile/bld.cfm. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com.

To receive free e-mail notification of future releases for Baldwin, sign up at www.hawkassociates.com/about/alert/.

Cautionary Statement

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, gross margins, operating income (loss), EBITDA, asset impairments, expectations concerning the reductions of costs, the level of customer demand and the ability of the Company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Such factors include, but are not limited to: the severity and length of the current economic downturn, the impact of the economic downturn on the availability of credit for the Company's customers, the ability of the Company to comply with the terms of its amended credit agreement, market acceptance of and demand for the Company's products and resulting revenue, the ability of the Company to successfully expand into new territories, the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution), and other risks and uncertainties detailed in the Company's periodic filings with the Securities and Exchange Commission. The words "looking forward," "looking ahead, " "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," " likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to update any forward-looking statements contained in this news release.

Baldwin Technology Company, Inc. Condensed Consolidated Statements of Operations (Unaudited, in thousands, except per share data)

	Quarter ended Sept. 30,
	2009	2008
Net sales	$36,174	$55,937
Cost of goods sold	25,754	38,602
Gross profit	10,420	17,335
Operating expenses	12,030	14,844
Legal settlement (income), net of expenses	(9,266)	--
Operating income	7,656	2,491
Interest expense, net	1,715	687
Other expense (income), net	176	(403)
Income before income taxes	5,765	2,207
Provision for income taxes	1,867	997
Net income	3,898	1,210
Net income per share – basic	$0.25	$0.08
Net income per share – diluted	$0.25	$0.08

Weighted average shares outstanding – basic	15,380	15,282
Weighted average shares outstanding – diluted	15,427	15,461

Baldwin Technology Company, Inc. Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	September 30,	June 30,
Assets	2009	2009
Cash and equivalents	$11,733	$13,806
Trade receivables	29,979	29,654
Inventory	23,473	22,765
Receivable related to legal settlement	9,560	--
Prepaid expenses and other	9,977	9,445
Total current assets	84,722	75,670
Property, plant and equipment	5,658	5,592
Intangible assets	32,096	31,918
Other assets	14,699	14,825
Total assets	137,175	128,005

Liabilities
Loans payable	$4,456	$4,153
Current portion of long-term debt	9,927	3,534
Other current liabilities	42,369	40,601
Total current liabilities	56,752	48,288
Long-term debt	13,563	20,300
Other long-term liabilities	11,887	11,782
Total liabilities	82,202	80,370

Shareholders’ equity	54,973	47,635
Total liabilities and shareholders’ equity	$137,175	$128,005

Baldwin Technology Company, Inc. Consolidated Statements of Cash Flows (Unaudited, in thousands)

	For the quarter ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,898	$1,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	659	672
Gain on legal settlement	(9,266)	--
Deferred financing charge	1,183	--
Stock based compensation expense	249	314
Other non cash	148	56
Changes in assets and liabilities
Accounts and notes receivable	905	(862)
Inventories	393	1,063
Customer deposits	1,017	1,035
Accrued compensation	(724)	(2,211)
Payment of restructuring charges	(1,009)	(607)
Accounts and notes payable, trade	86	(2,287)
Other	1,241	(476)
Net cash (used) by operating activities	(1,220)	(2,093)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property, plant and equipment	(121)	(318)
Additions of patents and trademarks	(52)	(310)
Net cash (used) by investing activities	(173)	(628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt borrowings (repayments), net	(863)	3,908
Payment of debt financing costs	(565)	--
Other financing	(7)	30
Net cash (used) provided by financing activities	(1,435)	3,938
Effect of exchange rate changes	755	(422)
Net (decrease) increase in cash and cash equivalents	(2,073)	795
Cash and cash equivalents at beginning of period	13,806	9,333
Cash and cash equivalents at end of period	11,733	10,128

Baldwin Technology Company, Inc. Reconciliation of GAAP Results to non-GAAP Results (Unaudited, in thousands, except per share data)

Quarter ended September 30, 2009	GAAP	Adjustments		Non-GAAP
Net sales	$36,174	--		$36,174
Cost of goods sold	25,754	--		25,754
Gross profit	10,420	--		10,420
Operating expenses	12,030	911	(a)	11,119
Legal settlement (income), net of expenses	(9,266)	(9,266)	(b)	--
Operating income (loss)	7,656	8,355		(699)
Interest expense, net	1,715	1,183	(c)	532
Other (income) expense, net	176	--		176
Income (loss) before income taxes	5,765	7,172		(1,407)
Provision (benefit) for income taxes	1,867	1,883		(16)
Net income (loss)	3,898	5,289		(1,391)

Net income per share: Basic and Diluted	$0.25	$0.34		$(0.09)

Weighted average shares outstanding:
Basic	15,380	15,380		15,380
Diluted	15,427	15,427		15,427

(a) Adjustment represents non-routine charges for investigation costs.
(b) Adjustment represents non-routine income associated with a legal settlement, net of expenses.
(c) Adjustment represents non-routine charges for debt financing.

EBITDA Calculation (1)	As Reported	Adjustments	As Adjusted
Net income (loss)	$3,898	$5,289	$(1,391)
Add back:
Provision (benefit) for income taxes	1,867	1,883	(16)
Interest, net	1,715	1,183	532
Depreciation and amortization	659	--	659
EBITDA	8,139	8,355	(216)
Quarter ended September 30, 2008	GAAP	Adjustments	Non-GAAP
Net sales	$55,937	--	$55,937
Cost of goods sold	38,602	--	38,602
Gross profit	17,335	--	17,335
Operating expenses	14,844	--	14,844
Operating income	2,491	--	2,491
Interest expense, net	687	--	687
Other (income) expense, net	(403)	--	(403)
Income before income taxes	2,207	--	2,207
Provision for income taxes	997	--	997
Net income	1,210	--	1,210

Net income per share: Basic and Diluted	$0.08	--	$0.08

Weighted average shares outstanding:
Basic	15,282	--	15,282
Diluted	15,461	--	15,461
EBITDA Calculation (1)	As Reported	Adjustments	As Adjusted
Net income	$1,210	$--	$1,210
Add back:
Provision for income taxes	997	--	997
Interest, net	687	--	687
Depreciation and amortization	672	--	672
EBITDA	3,566	--	3,566
Net Debt Calculation (1)	Sept 30, 2009
Loans payable	$4,456
Current portion of long-term debt	9,927
Long-term debt	13,563
Total Debt	27,946
Cash	11,733
Net debt	16,213
Legal settlement cash received Oct 2009	9,560
Net debt adjusted for cash settlement	6,653

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) and Net Debt are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Baldwin’s management believes that EBITDA and Net Debt provide meaningful supplemental information regarding Baldwin’s current financial performance and prospects for the future. Baldwin believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Baldwin’s ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Baldwin’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.

CONTACT:
For Baldwin Technology Company, Inc.
Hawk Associates
Julie Marshall or Frank Hawkins, 305-451-1888
baldwin@hawkassociates.com